NEWS RELEASE                                        Exhibit 99.1
Covisint Corporation • 26533 Evergreen Road, Suite 500 • Southfield, Michigan 48076
(800) 229-4125

For Immediate Release
June 5, 2017

Covisint Enters into Definitive Agreement to be Acquired by OpenText

DETROIT -- June 5, 2017 -- Covisint Corporation (NASDAQ: COVS) the leading Cloud Platform for building Identity and Internet of Things (IoT) applications, today announced that it has entered into a definitive agreement to be acquired by OpenText™ (NASDAQ: OTEX, TSX: OTEX), the global leader in Enterprise Information Management (EIM).

Under the terms of the agreement, OpenText will acquire all outstanding shares of Covisint common stock in a transaction valued at approximately $103 million. Covisint shareholders will receive $2.45 per share in cash for each outstanding share of common stock held. This transaction is compelling for Covisint shareholders, offering immediate liquidity at a substantial premium. The $2.45 per share consideration represents a 23% premium to the prior closing price on June 2, 2017, a 27% premium to the 30-day volume-weighted average price, and a 46% cash-adjusted premium(1) to the 30-day volume weighted average price.

“After a comprehensive review of strategic options by our Board of Directors, we are very pleased to have reached an agreement with OpenText. We believe this all-cash transaction offers Covisint shareholders immediate liquidity and substantial certainty of value, and represents the best path forward for all of Covisint’s stakeholders,” said Sam Inman, Covisint’s CEO. “This acquisition is a strong recognition of Covisint’s leadership in Identity and IoT platforms. We are pleased that our process concluded with OpenText as our partner, and we believe they will add significant value and expertise to accelerate our growth. There is no better place for the Covisint Platform, the Covisint team members and our customers at this time in our evolution.”

The transaction has been unanimously approved by the Board of Directors of Covisint and is expected to close in the third quarter of calendar 2017. Consummation of the transaction is subject to customary closing conditions, including approval by holders of Covisint’s common stock.

Evercore is serving as financial advisor to Covisint and Paul Hastings LLP is acting as legal counsel.

About Covisint Corporation
Covisint is the connected company – we securely connect ecosystems of people, systems and things to enable new service offerings, optimize operations, develop new business models and ultimately enable the connected economy. Today, we support more than 2,000 organizations and connect to more than 212,000 business partners and customers worldwide. Learn more at http://www.covisint.com.

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(1) The cash-adjusted calculation deducts the Company’s cash and cash equivalents of $33 million or $0.79 per share as of March 31, 2017 from both its current share price and from the total Merger Consideration implied by the offer in order to better reflect the premium being offered.

Exhibit 99.1

Covisint Enters into Definitive Agreement to be Acquired by OpenText
June 5, 2017

About OpenText
OpenText enables the digital world, creating a better way for organizations to work with information, on premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the expected timing, completion and effects of the proposed transaction and all other statements in this communication, other than historical facts. Any forward-looking statements contained in this press release are based upon Covisint’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Covisint’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Covisint disclaims any obligation to update the forward-looking statements in the future except as may otherwise be required by the federal securities laws. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, for example, Covisint may not be able to complete the proposed transaction on the terms described herein or other acceptable terms or at all. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain the requisite approval of Covisint’s shareholders or the failure to satisfy other closing conditions, (3) risks related to disruption of management’s attention from Covisint’s on-going business operations due to the pending transaction and, (4) the effect of the announcement of the pending transaction on the ability of Covisint to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally. Further information on potential factors that could affect actual results is included in Covisint’s reports filed with the SEC.

Investor Relations Contact
866.319.7659
investors@covisint.com

Media Contacts
Jeannette Bitz, Witz Communications (for Covisint)
510.599.5499
jbitz@witzcommunications.com

For Sales and Marketing Information
Covisint Corporation, 26533 Evergreen Road, Suite 500, Southfield, MI 48076, 800-229-4125
http://www.covisint.com